UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 21, 2015

Ultratech, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22248	94-3169580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Zanker Road, San Jose, California	95134
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (408) 321-8835
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
3050 Zanker Lease Amendment
Ultratech, Inc. (the “Company”) entered into a Fourth Amendment to Lease (the “Fourth Amendment”) with Metropolitan Life Insurance Company, Metlife Insurance Company USA, and General American Life Insurance Company, Tenants-in-Common ("Landlord"), effective July 21, 2015, to amend certain leases which are comprised of the following (collectively, the "Existing Lease"): the Standard Industrial Lease, dated September 10, 1993, entered into by and between the Company as tenant, and The Equitable Life Assurance Society of the United States, as earliest predecessor-in-interest to Landlord, as landlord ("Original Lease"); as amended by (i) the First Amendment to Lease ("First Amendment"), dated November 22, 1999, entered into by and between the Company, as tenant, and Montague LLC, as predecessor-in-interest to Landlord, as landlord; (ii) the Second Amendment to Lease (the "Second Amendment"), dated October 30, 2009, entered into by and between the Company, as tenant, and LaSalle Montague, Inc., as predecessor-in-interest to Landlord, as landlord; (iii) and the Third Amendment to Lease, dated August 30, 2011, entered into by and between the Company, as tenant, and LaSalle Montague, Inc., as predecessor-in interest to Landlord, as landlord, for certain "Premises" described therein containing approximately 97,910 rentable square feet in the building located at 3050 Zanker Road, San Jose, California.
The Fourth Amendment (i) extends the term of the Existing Lease through January 31, 2021, (ii) increases the security deposit to $0.2 million, (iii) provides a tenant improvement allowance provided certain conditions are met, and (iv) establishes a schedule of monthly basic rent totaling $12.3 million for the extended lease period. The foregoing is not intended to be a complete description of all of the Fourth Amendment terms. A complete copy of the Fourth Amendment will be filed with the Company’s next periodic report on Form 10-Q.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRATECH, INC. (Registrant)

Date:	July 27, 2015	By:
Bruce Wright
Senior Vice President, Finance and Chief Financial Officer (Duly Authorized Officer and Principal Financial and Accounting Officer)